AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                        INDUSTRIAL TRAINING CORPORATION,
                              ITC ACQUISITION CORP.

                                       AND

                              ANDERSON SOFT-TEACH,
                            A CALIFORNIA CORPORATION


                          dated as of December 31, 1996

















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                                TABLE OF CONTENTS

                                                                           PAGE

1. PLAN OF REORGANIZATION......................................................1
   1.1 THE MERGER..............................................................1
       (A) THE MERGER..........................................................1
       (B) EFFECTS OF THE MERGER...............................................1
       (C) ARTICLES OF INCORPORATION; BYLAWS; DIRECTORS AND OFFICERS
           OF THE SURVIVING CORPORATION........................................2
   1.2 CONSIDERATION; TREATMENT OF SECURITIES..................................2
       (A) CAPITAL STOCK OF ITC AC.............................................2
       (B) CANCELLATION OF CERTAIN SHARES OF CAPITAL STOCK OF THE COMPANY......2
       (C) CONVERSION OF COMMON STOCK OF THE COMPANY...........................2
       (D) ADJUSTMENT OF MAXIMUM CONSIDERATION.................................2
       (E) WITHHELD AMOUNT.....................................................3
   1.3 EXCHANGE OF CERTIFICATES AND PAYMENT OF CASH............................3
       (A) ITC TO PROVIDE CASH CONSIDERATION AND STOCK CONSIDERATION...........3
       (B) DISTRIBUTION OF CASH CONSIDERATION AND STOCK CONSIDERATION..........3
       (C) CERTIFICATE DELIVERY REQUIREMENTS...................................3
       (D) NO FURTHER OWNERSHIP RIGHTS IN CAPITAL STOCK OF THE COMPANY
           OR AS A SHAREHOLDER.................................................4
       (E) LOST, STOLEN OR DESTROYED CERTIFICATES..............................4
       (F) NO LIABILITY........................................................4
       (G) RESTRICTIONS ON TRANSFER............................................4

2. CLOSING.....................................................................4

3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY...............................5
   3.1 DUE ORGANIZATION........................................................5
   3.2 AUTHORIZATION; VALIDITY.................................................5
   3.3 NO CONFLICTS............................................................5
   3.4 CAPITAL STOCK OF THE COMPANY............................................6
   3.5 TRANSACTIONS IN CAPITAL STOCK...........................................6
   3.6 SUBSIDIARIES............................................................6
   3.7 PREDECESSOR STATUS; ETC.................................................6
   3.8 SPIN-OFF BY THE COMPANY.................................................6
   3.9 FINANCIAL STATEMENTS....................................................7
   3.10 LIABILITIES AND OBLIGATIONS............................................7
   3.11 ACCOUNTS AND NOTES RECEIVABLE..........................................7
   3.12 PERMITS AND INTANGIBLES................................................8
   3.13 ENVIRONMENTAL MATTERS..................................................8
        (A) HAZARDOUS MATERIAL.................................................8
        (B) HAZARDOUS MATERIALS ACTIVITIES.....................................8
        (C) PERMITS............................................................9
        (D) ENVIRONMENTAL LIABILITIES..........................................9
   3.14 REAL AND PERSONAL PROPERTY.............................................9
   3.15 INTELLECTUAL PROPERTY..................................................9
   3.16 SIGNIFICANT CUSTOMERS; MATERIAL CONTRACTS AND COMMITMENTS.............10
   3.17 TITLE TO REAL PROPERTY................................................11
   3.18 INSURANCE.............................................................11

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   3.19 COMPENSATION; EMPLOYMENT AGREEMENTS...................................12
   3.20 EMPLOYMENT, LABOR AND OTHER RELATIONS.................................12
   3.21 EMPLOYEE BENEFIT PLANS................................................12
   3.22 CONFORMITY WITH LAW; LITIGATION.......................................13
   3.23 TAXES.................................................................13
   3.24 GOVERNMENT CONTRACTS..................................................15
   3.25 ABSENCE OF CHANGES....................................................15
   3.26 BANK ACCOUNTS; POWERS OF ATTORNEY.....................................16
   3.27 RELATIONS WITH GOVERNMENTS............................................17
   3.28 REPRESENTATIONS COMPLETE..............................................17
   3.29 ITC DISCLOSURE DOCUMENTS; SECURITIES REPRESENTATIONS..................17
   3.30 ABSENCE OF CLAIMS AGAINST COMPANY.....................................17
   3.31 COMPLIANCE WITH LAWS..................................................17
   3.32 COMPLETE COPIES OF MATERIALS..........................................18
   3.33 COMPANY WORKING CAPITAL...............................................18

4. REPRESENTATIONS AND WARRANTIES OF ITC AND ITC AC...........................18
   4.1 DUE ORGANIZATION.......................................................18
   4.2 ITC COMMON STOCK.......................................................18
   4.3 AUTHORIZATION; VALIDITY OF OBLIGATIONS.................................18
   4.4 NO CONFLICTS...........................................................19
   4.5 CAPITALIZATION OF ITC AND ITC AC AND OWNERSHIP OF ITC AND ITC
       AC STOCK...............................................................19
   4.6 REPRESENTATIONS COMPLETE...............................................19
   4.7   NO MATERIAL ADVERSE CHANGE...........................................19

5. COVENANTS..................................................................20
   5.1 ACCESS TO INFORMATION; CONFIDENTIALITY.................................20
   5.2 CONDUCT OF BUSINESS PENDING CLOSING....................................21
   5.3 PARTICIPATION ON ITC BOARD.............................................21
   5.4 PROHIBITED ACTIVITIES..................................................21
   5.5 NO SHOP................................................................23
   5.6 NOTICE TO BARGAINING AGENTS............................................23
   5.7 NOTIFICATION OF CERTAIN MATTERS........................................23
   5.8 COOPERATION IN OBTAINING REQUIRED CONSENTS AND APPROVALS...............24
   5.9 TAX RETURNS............................................................24

6. CONDITIONS PRECEDENT TO OBLIGATIONS OF ITC AND ITC AC......................24
   6.1 REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS.............24
   6.2 NO LITIGATION..........................................................24
   6.3 EMPLOYMENT AGREEMENTS..................................................24
   6.4 REGISTRATION RIGHTS AND SHAREHOLDERS AGREEMENT.........................25
   6.4 INVESTMENT  REPRESENTATION  AND REGISTRATION  RIGHTS  AGREEMENT.
       ON OR BEFORE THE CLOSING DATE, ITC AND THE SHAREHOLDERS  SHALL
       ENTER INTO A REGISTRATION RIGHTS AGREEMENT, WHICH SHALL SET
       FORTH THE REGISTRATION RIGHTS GRANTED TO THE COMPANY BY ITC,
       SUBJECT TO THE CONDITIONS THEREIN......................................25

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   6.5 OPINION OF COUNSEL.....................................................25
   6.6 CONSENTS AND APPROVALS.................................................25
   6.7 CHARTER DOCUMENTS......................................................25
   6.8 INSURANCE..............................................................25
   6.9 DUE DILIGENCE REVIEW...................................................25
   6.10 NO MATERIAL ADVERSE CHANGE............................................25
   6.11 ITC DISCLOSURE DOCUMENT DELIVERY ACKNOWLEDGMENT.......................25

7. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY.........................25
   7.1 REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS.............25
   7.2 LITIGATION.............................................................26
   7.3 OPINION OF COUNSEL.....................................................26
   7.4 CONSENTS AND APPROVALS.................................................26

8. CLAIMS AGAINST GENERAL ESCROW CONSIDERATION................................26
   8.1 GENERAL CLAIMS.........................................................26
   8.2 LIMITATION AND EXPIRATION..............................................27
   8.3 CLAIMS PROCEDURES......................................................27
   8.4 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS..................28

9. ADJUSTMENT OF SPECIAL ESCROW - CASH CONSIDERATION..........................28

10. GENERAL...................................................................28
    10.1 TERMINATION..........................................................28
    10.2 EFFECT OF TERMINATION................................................29
    10.3 COOPERATION..........................................................29
    10.4 SUCCESSORS AND ASSIGNS...............................................30
    10.5 ENTIRE AGREEMENT.....................................................30
    10.6 COUNTERPARTS.........................................................30
    10.7 BROKERS AND AGENTS...................................................30
    10.8 SPECIFIC PERFORMANCE; REMEDIES.......................................30
    10.9 NOTICES..............................................................30
    10.10 GOVERNING LAW.......................................................31
    10.11 SEVERABILITY........................................................31
    10.12 ABSENCE OF THIRD PARTY BENEFICIARY RIGHTS...........................31
    10.13 MUTUAL DRAFTING.....................................................31
    10.14 FURTHER REPRESENTATIONS.............................................31
    10.15 AMENDMENT; WAIVER...................................................32
    10.16 PUBLIC DISCLOSURE...................................................32


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                              SCHEDULES and ANNEXES


Annex I          -  Shareholders and Stock Ownership of the Company
Annex II         -  Registration Rights and Stockholder Agreement
Annex III        -  Form of Opinion of Counsel to the Company
Annex IV         -  Form of Employment Agreement(s)
Annex V          -  Form of Opinion of Counsel to ITC
Schedule 3.1     -  Qualifications To Do Business
Schedule 3.6     -  Subsidiaries
Schedule 3.7     -  Names of Predecessor Companies
Schedule 3.9     -  Financial Statements
Schedule 3.10    -  Liabilities and Obligations
Schedule 3.11    -  Accounts and Notes Receivable
Schedule 3.12    -  Licenses, Franchises, Permits and other Governmental
                    Authorizations
Schedule 3.13    -  Environmental Matters
Schedule 3.14    -  Real and Personal Property
Schedule 3.15(a) -  Patents, Trademarks, Copyrights, etc.
Schedule 3.15(b) -  Licenses, Sublicenses and Other Agreements
Schedule 3.15(c) -  List of Employees and Contractors Without Proprietary
                    Agreements
Schedule 3.16    -  Significant Customers and Material Contracts
Schedule 3.17    -  Title to Real Property
Schedule 3.18    -  Insurance Policies and Claims
Schedule 3.19    -  Officers, Directors and Key Employees, Employment
                    Agreements; Compensation
Schedule 3.21    -  Employee Benefit Plans
Schedule 3.23    -  Tax Returns and Examinations
Schedule 3.25    -  Changes Since Balance Sheet Date
Schedule 3.26    -  Bank Accounts; Powers of Attorney
Schedule 4.4     -  ITC Third Party Consents


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                      AGREEMENT AND PLAN OF REORGANIZATION


       THIS AGREEMENT AND PLAN OF REORGANIZATION ("Agreement") is made as of December 31, 1996, by and among Industrial Training Corporation, a Maryland corporation ("ITC"), Anderson Soft-Teach, a California corporation ("Company"), and ITC Acquisition Corp., a wholly owned subsidiary of ITC and a Delaware corporation ("ITC AC").

                                   BACKGROUND

       A. The Boards of Directors of ITC AC and the Company (individually, a "Constituent Corporation," and collectively, the "Constituent Corporations") and the Board of Directors of ITC, each deem or will deem it advisable and in the best interest of their respective corporations and their respective shareholders that ITC AC merge with and into the Company ("Merger") pursuant to this Agreement and the applicable provisions of the corporation laws of the State of Delaware ("Delaware General Corporation Law") and the corporation laws of the State of California ("California General Corporation Law").

       B. The Board of Directors of each of the Constituent Corporations and ITC has approved and adopted or will approve and adopt this Agreement.

       NOW, THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:

1.     PLAN OF REORGANIZATION

       1.1  THE MERGER.

            (a) THE MERGER. At the Effective Time (as defined in Section 2 below), ITC AC shall be merged with and into the Company pursuant to this Agreement, Delaware General Corporation Law and California General Corporation Law and the separate corporate existence of ITC AC shall thereupon cease. The Company, as it exists from and after the Effective Time, is sometimes referred to herein as the "Surviving Corporation."

            (b) EFFECTS OF THE MERGER. The Merger shall have the effects provided therefor by the Delaware General Corporation Law and the California General Corporation Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time (i) all the rights, privileges, powers and franchises, of a public as well as of a private nature, and all property, real, personal and mixed, and all debts due on whatever account, including without limitation subscriptions to shares, and all other choses in action, and all and every other interest of or belonging to or due to the Constituent Corporations shall be taken and deemed to be transferred to, and vested in, the Surviving Corporation without further act or deed; and all property, rights and privileges, powers and franchises and all and every other interest of the Constituent Corporations shall be thereafter as effectually the property of the Surviving Corporation, as they were of the Constituent Corporations and (ii) all debts, liabilities, duties and obligations of the Constituent Corporations shall become the debts, liabilities, duties and obligations of the Surviving Corporation, and the Surviving Corporation shall thenceforth be responsible and liable for all the debts, liabilities, duties and obligations of the Constituent Corporations, and neither the rights of creditors nor any liens upon the property of either of the Constituent Corporations shall be impaired by the Merger, and such rights and liens may be enforced against the Surviving Corporation.
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            (c) ARTICLES OF INCORPORATION; BYLAWS; DIRECTORS AND OFFICERS OF THE
SURVIVING CORPORATION. The Articles of Incorporation of the Company as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation from and after the Effective Time until thereafter amended in accordance with the provisions therein and as provided by the California General Corporation Law. The Bylaws of the Company as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation from and after the Effective Time until thereafter amended in accordance with their terms, the Articles of Incorporation of the Surviving Corporation and as provided by the California General Corporation Law. The initial directors of the Surviving Corporation shall be: James H. Walton, Steven
L. Roden and John D. Sanders, in each case to serve until their successors are elected and qualified, and the initial officers of the Surviving Corporation shall be: Warren E. Anderson, President; David Ferguson, Vice President and
Chief Operating Officer; and Frank A. Carchedi, Secretary and Treasurer, in each case to serve until their resignation or removal or their successor is duly appointed.

       1.2 CONSIDERATION; TREATMENT OF SECURITIES. At the Effective Time, by virtue of the Merger and without any further action on the part of ITC, ITC AC or the Company, the shares of capital stock of each of the Constituent Corporations shall be treated as follows:

            (a) CAPITAL STOCK OF ITC AC. Each issued and outstanding share of capital stock of ITC AC shall continue to be issued and outstanding and shall automatically be converted into an equal number of validly issued, fully paid and non-assessable shares of common stock of the Surviving Corporation. Each stock certificate of ITC AC theretofore evidencing ownership of such shares of ITC AC shall thereafter constitute evidence of ownership of shares of common stock of the Surviving Corporation.

            (b) CANCELLATION OF CERTAIN SHARES OF CAPITAL STOCK OF THE COMPANY. All shares of capital stock of the Company that are owned directly or indirectly by the Company, shall automatically be canceled and extinguished and no stock of ITC or other consideration shall be delivered in exchange therefor.

            (c) CONVERSION OF COMMON STOCK OF THE COMPANY. Subject to Sections 1.2(d) and (e) and 1.3 below, the issued and outstanding shares of common stock of the Company, no par value ("Company Common Stock"), other than shares to be canceled pursuant to Section 1.2(b), immediately prior to the Effective Time ("Conversion Shares") shall automatically be converted, without any action on the part of the holder thereof, into the right to receive 300,000 shares of ITC common stock, $0.10 par value per share ("ITC Common Stock") and cash in the amount of $4,500,000. All such Conversion Shares, when so converted, shall no longer be considered outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights as a shareholder of the Company or otherwise with respect thereto, except the right to receive the applicable pro rata portion of the Stock Consideration and Cash Consideration (each defined below) to be issued in consideration therefor upon the surrender of such certificate in accordance with Section 1.3 of this Agreement.

            (d) ADJUSTMENT OF MAXIMUM CONSIDERATION. The aggregate maximum consideration to be paid by ITC pursuant to the Merger will be cash in the


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amount of $4,500,000 ("Cash Consideration") and 300,000 shares of ITC Common
Stock ("Stock Consideration") (collectively referred to as the "Aggregate Maximum Consideration"). The Cash Consideration shall be subject to dollar-for-dollar adjustment in the event working capital determined in accordance with Section 3.33 of this Agreement is less than $200,000 at December 31, 1996 based upon the Six Month Audit as described in Section 9 below. In such an instance, the Cash Consideration shall be reduced up to a maximum of $100,000 (or such other amount not to exceed $100,000, subject to approval by ITC) in accordance with the procedures set forth in Section 9. The Stock Consideration shall be subject to adjustment in the event of any claim based upon a breach of the representations and warranties in Article III or the covenants and agreements of Article IV of this Agreement. In such an instance, the Stock Consideration shall be reduced by an amount equal in value to the dollar amount of any such claims, up to a maximum of 100,000 shares (or such other amount not to exceed 100,000 shares, subject to approval by ITC), in accordance with the procedures set forth in Section 8. In no event will the Aggregate Maximum Consideration be subject to increase.

            (e) WITHHELD AMOUNT. At the Effective Time, a portion of the Cash Consideration in the amount of $100,000 ("Special Escrow") and a portion of the Stock Consideration in the amount of 100,000 shares ("General Escrow") (collectively referred to herein as "Withheld Amount"), shall be placed in a mutually satisfactory escrow and shall be available to satisfy adjustment of the Aggregate Maximum Consideration under Section 1.2(d).

       1.3  EXCHANGE OF CERTIFICATES AND PAYMENT OF CASH.

            (a) ITC TO PROVIDE CASH CONSIDERATION AND STOCK CONSIDERATION. Promptly after the Effective Time, ITC shall cause to be made available the Cash Consideration, as herein provided, and the Stock Consideration issuable in exchange for the Conversion Shares, which shall constitute the Aggregate Maximum Consideration pursuant to Section 1.2.

            (b) DISTRIBUTION OF CASH CONSIDERATION AND STOCK CONSIDERATION. At the Effective Time (as defined in Section 2 below), the Cash Consideration and Stock Consideration payable by ITC shall be allocated among the shareholders of the Company ("Shareholders") on a pro rata basis so that each Shareholder shall be entitled to receive the amount of Cash Consideration and Stock Consideration set forth next to his or her name on ANNEX I. The amounts of Cash Consideration and Stock Consideration set forth on ANNEX I to be received by each Shareholder are based upon the Aggregate Maximum Consideration, and do not reflect any adjustments of the Aggregate Maximum Consideration pursuant to Section 1.2(d) above.

            (c) CERTIFICATE DELIVERY REQUIREMENTS. At or promptly after the Effective Time, each of the Shareholders shall deliver to ITC (i) the certificates ("Certificates") representing the Conversion Shares duly endorsed in blank by the Shareholders, or accompanied by blank stock powers, and with all necessary transfer tax and other revenue stamps, affixed and canceled and (ii) an executed copy of the Registration Rights and Shareholders Agreement in the form set forth as ANNEX II. The Shareholders shall promptly cure any deficiencies with respect to the endorsement of the Certificates or with respect to the stock powers accompanying such Certificates. The Certificates so delivered shall forthwith be canceled. Until delivered as contemplated by this
Section 1.3(c), each Certificate shall be deemed from and after the Effective Time to represent only the right to receive upon such surrender the number of shares of ITC Common Stock and cash as provided by this Section 1.3 and the provisions of the Delaware General Corporation Law and the California Corporation Law.



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

            (d) NO FURTHER OWNERSHIP RIGHTS IN CAPITAL STOCK OF THE COMPANY OR AS A SHAREHOLDER. The cash in the amount of $4,500,000 and all shares of ITC Common Stock delivered upon the surrender for exchange of Conversion Shares in accordance with the terms hereof shall be deemed to have been delivered in full satisfaction of all rights pertaining to such shares of Company Common Stock, and following the Effective Time, the Certificates for such Conversion Shares shall represent no further rights to, or evidence ownership in, shares of capital stock of the Company and the holder thereof shall have no status as a shareholder of the Company or of the Surviving Corporation. There shall be no registration of transfers on the stock transfer books of the Surviving Corporation with respect to the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates for Conversion Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 1.3.

            (e) LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificates shall have been lost, stolen or destroyed, ITC shall cause payment of such shares of ITC Common Stock and cash as is provided for pursuant to
Section 1.2 to be made in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof; provided, however, that ITC may, in its discretion and as a condition precedent to payment thereof, require the owner of any such lost, stolen or destroyed Certificate to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against ITC or the Surviving Corporation with respect to any Certificate alleged to have been lost, stolen or destroyed.

            (f) NO LIABILITY. Notwithstanding anything to the contrary in this
Section 1.3, none of the Surviving Corporation or any party hereto shall be liable to a holder of Conversion Shares for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

            (g) RESTRICTIONS ON TRANSFER. In addition to any other restrictions set forth in this Agreement, including those with respect to the Withheld Amount pursuant to Sections 1.2(e) and 8, the shares of ITC Common Stock received the Shareholders in connection with the Merger may not be sold, assigned, pledged, hypothecated or transferred, or any interest therein conveyed to any other person, except in accordance with the registration provisions of the federal and state securities laws or applicable exemption therefrom, and the certificates representing such shares shall contain an appropriate legend to that effect.

2.     CLOSING

       The consummation of the Merger and the other transactions contemplated by this Agreement ("Closing") shall take place at the offices of Kirkpatrick & Lockhart LLP, 1800 Massachusetts Avenue, N.W., Washington, D.C 20036 on, or before, January 3, 1997, or on such other date and at such other place as ITC and the Company may mutually agree, which date is referred to herein as the "Closing Date." As soon as practicable on or after the Closing Date, an Agreement of Merger, as required by the California General Corporation Law


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

("Agreement of Merger"), together with any required officers' certificates, shall be filed with the Secretary of State of the State of California in accordance with the provisions of the California General Corporation Law and a Certificate of Merger shall be filed with the Secretary of State of the State of Delaware. The Merger shall become effective upon the filing of the Agreement of Merger and the officers' certificates with the Secretary of State of the State of California and the Certificate of Merger with the Secretary of State of the State of Delaware, which shall take place no later than December 31, 1996 ("Effective Time").

3.     REPRESENTATIONS AND WARRANTIES OF THE COMPANY

       To induce ITC and ITC AC to enter into this Agreement and to consummate the Merger and the other transactions contemplated hereby, the Company represents and warrants to ITC and ITC AC as follows:

       3.1 DUE ORGANIZATION. Each of the Company and the subsidiaries of the Company identified in SCHEDULE 3.6 hereto ("Subsidiaries") is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and each is duly authorized and qualified under all applicable laws, regulations, ordinances and orders of public authorities to own its properties and to carry on its business in the places and in the manner as now conducted except where the failure to be so authorized or qualified would not have a material adverse effect on the business, operations, affairs, prospects, properties, assets, profits or condition (financial or otherwise) of the Company and the Subsidiaries taken as a whole (a "Material Adverse Effect"). SCHEDULE 3.1 hereto contains a list of all jurisdictions in which the Company and each Subsidiary is authorized or qualified to do business. The Company and each Subsidiary is in good standing as a foreign corporation in each jurisdiction outside its jurisdiction of incorporation in which it does business. The Company has delivered to ITC true, complete and correct copies of the Articles of Incorporation and Bylaws of the Company and each of its Subsidiaries as currently in effect. Such Articles of Incorporation and Bylaws are collectively referred to as the "Charter Documents." The minute books of the Company as previously made available to ITC (and as shall be delivered to ITC at Closing) are the only minute books of the Company and contain a reasonably accurate summary of all meetings of directors (or committees thereof) and shareholders or actions by written consent since the time of incorporation of the Company.

       3.2 AUTHORIZATION; VALIDITY. The Company has all requisite corporate power and authority to enter into and bind the Company to the terms of this Agreement. The Company has the full legal right, power and authority to enter into this Agreement and the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the performance by the Company of the Merger and the other transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and this Agreement has been duly and validly authorized by all necessary corporate action, including shareholder approval. This Agreement is a legal, valid and binding obligation of the Company, enforceable in accordance with its terms.

       3.3 NO CONFLICTS. The execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby, and the fulfillment of the terms hereof will not:

            (a) conflict with, or result in a breach or violation of, any of the Charter Documents;

            (b) materially conflict with, or result in a material default (or would constitute a default but for any requirement of notice or lapse of time or both) under any document, agreement or other instrument to which the Company or


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

a Subsidiary is a party, or result in the creation or imposition of any lien, charge or encumbrance on any of the Company's or any Subsidiary's properties pursuant to (i) any law or regulation to which either the Company or any Subsidiary or any of their respective property is subject, or (ii) any judgment, order or decree to which the Company or any Subsidiary is bound or any of their respective property is subject;

            (c) result in termination or any impairment of any material permit, license, franchise, contractual right or other authorization of the Company or any Subsidiary; or

            (d) violate any law, order, judgment, rule, regulation, decree or ordinance to which the Company or any Subsidiary is subject or by which the Company or any Subsidiary is bound.

       3.4 CAPITAL STOCK OF THE COMPANY. The authorized capital stock of the Company consists of 20,000,000 shares of common stock, no par value, of which at the Closing Date not more than 2,329,270 shares will be issued and outstanding. All of the issued and outstanding shares of the capital stock of the Company have been duly authorized and validly issued, are fully paid and nonassessable and are owned of record and beneficially by the Shareholders in the amount set forth in ANNEX I free and clear of all liens, encumbrances and claims of every kind. All of the issued and outstanding shares of the capital stock of the Company were offered, issued, sold and delivered by the Company in compliance with all applicable state and federal laws concerning the issuance of securities. Further, none of such shares was issued in violation of the preemptive rights of any shareholder. There are no voting agreements or voting trusts with respect to any of the outstanding shares of the capital stock of the Company.

       3.5 TRANSACTIONS IN CAPITAL STOCK. No option, warrant, call, subscription right, conversion right or other contract or commitment of any kind exists of any character, written or oral will exist at the Closing Date. The Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its capital stock or any interests therein or to pay any dividend or make any distribution in respect thereof. As a result of the Merger, ITC will be the record and beneficial owner of all outstanding shares of capital stock of the Company and rights to acquire all outstanding shares of capital stock of the Company.

       3.6 SUBSIDIARIES. The Company has no subsidiaries other than those listed on SCHEDULE 3.6 (previously defined as the Subsidiaries), and does not presently own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any corporation, association or business entity (other than the Subsidiaries), nor is the Company, directly or indirectly, a participant in any joint venture, partnership or other non-corporate entity. SCHEDULE 3.6 lists the number of shares and class of authorized capital stock outstanding of each Subsidiary, all of which shares are owned by the Company, free and clear of all liens, encumbrances and claims of every kind.

       3.7 PREDECESSOR STATUS; ETC. SCHEDULE 3.7 sets forth a listing of all names of all predecessor companies of the Company, including without limitation the names of any entities from whom the Company has acquired material assets. The Company has not at any time been a subsidiary or division of another corporation or a part of an acquisition that was later rescinded.

       3.8 SPIN-OFF BY THE COMPANY. There has not been any sale or spin-off of material assets of either the Company, any Subsidiary or any other person or entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Company ("Affiliates") within the preceding two years.

       3.9 FINANCIAL STATEMENTS. SCHEDULE 3.9 includes (a) true, complete and correct copies of the Company's audited Balance Sheets as of June 30, 1996, June 30, 1995, and June 30, 1994 (the end of each of its three most recent completed fiscal years), and audited Statements of Income, Cash Flows and Retained Earnings for each of its three most recent completed fiscal years (collectively, "Audited Financials"), and (b) true, complete and correct copies of the Company's Consolidated Balance Sheet ("Interim Balance Sheet") as of October 31, 1996 ("Balance Sheet Date") and unaudited Statements of Income, Cash Flows and Retained Earnings for the ten month period ended as of October 31, 1996 (collectively, "Interim Financials," and together with the Audited Financials, "Company Financial Statements"). The Company Financial Statements have been prepared in accordance with Generally Accepted Accounting Principles ("GAAP"), subject, in the case of the Interim Financials, to normal year-end audit adjustments, that individually or in the aggregate will not be material, and to the omission of footnote information. Each of the Consolidated Balance Sheets included in the Company Financial Statements presents fairly the consolidated financial condition of the Company as of the dates indicated thereon, and each of the Consolidated Statements of Income, Cash Flows and Retained Earnings included in the Company Financial Statements presents fairly the results of its consolidated operations for the periods indicated thereon. Since the date of the Consolidated Balance Sheet included in the Audited Financials, there have been no changes in the Company's accounting policies.

       3.10 LIABILITIES AND OBLIGATIONS.

            (a) Except as disclosed on SCHEDULE 3.10 attached hereto, neither the Company nor any Subsidiary is liable for or subject to any liabilities except for:

                (i) those liabilities reflected on the Interim Balance Sheet and not previously paid or discharged;

                (ii) those liabilities arising in the ordinary course of its business and consistent with past practice under any contract, commitment or agreement specifically disclosed on any Schedule to this Agreement or not required to be disclosed thereon because of the term or amount involved or otherwise; provided, however, that any bonuses anticipated to be paid within 90 days of the Closing Date shall be set forth on SCHEDULE 3.19, and

                (iii) those liabilities incurred since the Balance Sheet Date in the ordinary course of business and consistent with past practice, which liabilities are not, individually or in the aggregate, material.

For purposes of this Section 3.10, the term "liabilities" shall include without limitation any direct or indirect liability, indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, either accrued, absolute, contingent, mature, unmatured or otherwise and whether known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured.

            (b) The Company has delivered to ITC, in the case of those liabilities that are not fixed or contested, a reasonable estimate of the maximum amount that may be payable.

       3.11 ACCOUNTS AND NOTES RECEIVABLE. SCHEDULE 3.11 sets forth an accurate list, as of a date not more than two business days prior to the date hereof, of the accounts and notes receivable of the Company and each Subsidiary including without limitation receivables from and advances to employees and the Shareholders, which includes an aging of all accounts and notes receivable showing amounts due in 30-day aging categories. The Company has reserves sufficient to cover the accounts receivable set forth in SCHEDULE 3.11.

       3.12 PERMITS AND INTANGIBLES. The Company and each Subsidiary owns or holds all licenses, franchises, permits and other governmental authorizations, including without limitation permits, titles (including without limitation motor vehicle titles and current registrations), fuel permits, licenses, franchises, certificates, trademarks, trade names, patents, patent applications and copyrights, the absence of any of which, individually or in the aggregate, could have a Material Adverse Effect ("Material Permits"). SCHEDULE 3.12 sets forth an accurate list and summary description, as of the date hereof, of all Material Permits. To the knowledge of the Company the Material Permits are valid, and the Company has not received any notice that any governmental authority or other party intends to modify, cancel, terminate or not renew any Material Permit. The Company and each Subsidiary has conducted and is conducting its business in compliance with the requirements, standards, criteria and conditions set forth in the Material Permits and other applicable orders, approvals, variances, rules and regulations and is not in violation of any of the foregoing except where such non-compliance or violation would not have a Material Adverse Effect. The Merger and the other transactions contemplated by this Agreement will not result in a default under or a breach or violation of, or adversely affect the rights and benefits afforded to the Company or any Subsidiary by, any Material Permit.

       3.13 ENVIRONMENTAL MATTERS.

            (a) HAZARDOUS MATERIAL. Except as set forth on SCHEDULE 3.13, the Company has not: (i) operated any underground storage tanks at any property that the Company has at any time owned, operated occupied or leased; or (ii) illegally released any material amount of any substance that has been designated by any governmental entity or by applicable federal, state, local or other applicable law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, (a "Hazardous Material"), but excluding office and janitorial supplies properly and safely maintained. No Hazardous Materials are present, as a result of the deliberate actions of the Company, or, to the Company's knowledge, as a result of any actions of any third party or otherwise, in on or under any property, including the land and improvements, ground water and surface water thereof, that the Company has at any time owned, operated, occupied or leased.


            (b) HAZARDOUS MATERIALS ACTIVITIES. Neither the Company nor any of its Subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, nor has the Company or any of its Subsidiaries disposed of, transported, sold, or manufactured any product containing a Hazardous Material (collectively, "Company Hazardous Materials Activities") in violation of any rule, regulation, treaty or statute promulgated by any governmental entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

            (c) PERMITS. The Company currently holds all environmental approvals, permits, licenses, clearances and consents ("Environmental Permits") necessary for the conduct of the Company's Hazardous Material Activities and other business of the Company as such activities and business are currently being conducted.

            (d) ENVIRONMENTAL LIABILITIES. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the best knowledge of the Company threatened concerning any Environmental Permit, Hazardous Material or any Company Hazardous Materials Activity. The Company is not aware of any fact or circumstance that could involve the Company in any environmental litigation or impose upon the Company any material environmental liability.

       3.14 REAL AND PERSONAL PROPERTY. SCHEDULE 3.14 sets forth an accurate list of all owned and leased real property, all personal property included in "property and equipment" on the Interim Balance Sheet and all other personal property owned or leased by the Company or Subsidiary with a value in excess of $25,000 (a) as of the Balance Sheet Date and (b) acquired since the Balance Sheet Date, including in each case true, complete and correct copies of leases for material equipment and all real properties on which are situated buildings, warehouses, workshops, garages and other structures used in the operation of the business of the Company and the Subsidiaries and also including an indication as to which assets are currently owned, or were formerly owned, by business or personal affiliates of the Company. All of the material equipment of the Company and the Subsidiaries listed on SCHEDULE 3.14 are in good working order and condition, ordinary wear and tear excepted. All leases set forth on SCHEDULE
3.14 are in full force and effect and constitute valid and binding agreements of the Company or the Subsidiary and, to the knowledge of the Company, the other parties thereto enforceable in accordance with their respective terms. All fixed assets used by the Company or any Subsidiary that are material to the operation of their business are either owned by the Company or the Subsidiary or leased under an agreement listed on SCHEDULE 3.14. SCHEDULE 3.14 includes without limitation true, complete and correct copies of all title reports and title insurance policies received or owned by the Company or any Subsidiary that are still in effect. SCHEDULE 3.14 also includes a summary description of all plans or projects involving the opening of new operations, expansion of any existing operations or the acquisition of any real property or existing business, to which management of the Company has made any material expenditure in the two-year period prior to the date of this Agreement, which if pursued by the Company, the Surviving Corporation or any Subsidiary would require additional material expenditures of capital.

       3.15 INTELLECTUAL PROPERTY.

            (a) The Company owns, or is licensed or otherwise possesses legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, net lists, schematics, technology, know-how, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material that are used in the business of the Company as currently conducted or as now proposed to be conducted by the Company ("Company Intellectual Property Rights").

            (b) SCHEDULE 3.15(A) lists (i) all patents, registered and material unregistered trademarks, registered copyrights, trade names and service marks, and any applications therefor, included in the Company Intellectual Property Rights, and specifies, where applicable, the jurisdictions in which each such

Company Intellectual Property Right has been issued or registered or in which an application for such issuance and registration has been filed, including respective registration or application numbers and the names of all registered owners. SCHEDULE 3.15(B) lists all licenses, sublicenses and other agreements to which the Company is a party and pursuant to which the Company or any other person is authorized to use any Company Intellectual Property Right (excluding object code end-user licenses granted to end-users in the ordinary course of business that permit use of software products without a right to modify, distribute or sublicense the same ("End-User Licenses") or trade secret of the Company, and includes the identity of all parties thereto. The execution and delivery of this Agreement by the Company, and the consummation of the transactions contemplated hereby, will neither cause the Company to be in violation or default under any such license, sublicense or agreement, nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement. Except as set forth in SCHEDULES 3.15(A) or 3.15(B), the Company is the sole and exclusive owner or licensee of, with all right, title and interest in and to (free and clear of any liens or encumbrances), the Company Intellectual Property Rights, and has sole and exclusive rights (and is not contractually obligated to pay any compensation to any third party in respect thereof) to the use thereof or the material covered thereby in connection with the services or products in respect of which the Company Intellectual Property Rights are being used.

            (c) To the Company's best knowledge, no claims with respect to the Company Intellectual Property Rights have been asserted or are threatened by any person, nor are there any valid grounds for any bona fide claims (i) to the effect that the manufacture, sale, licensing or use of any of the products of the Company infringes on any copyright, patent, trademark, service mark, trade secret or other proprietary right, (ii) against the use by the Company of any trademarks, service marks, trade names, trade secrets, copyrights, maskworks, patents, technology, know-how or computer software programs and applications used in the Company's business as currently conducted or as proposed to be conducted by the Company, or (iii) challenging the ownership by the Company, validity or effectiveness of any of the Company Intellectual Property Rights. All registered trademarks, service marks and copyrights held by the Company are valid and subsisting. The business of the Company as currently conducted or as proposed to be conducted by the Company has not and does not infringe on any proprietary right of any third party. To the Company's best knowledge, there is no material unauthorized use, infringement or misappropriation of any of the Company Intellectual Property Rights by any third party, including any employee or former employee of the Company. No Company Intellectual Property Right or product of the Company or any of its subsidiaries is subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the licensing thereof by the Company. The Company has a policy requiring each employee and contractor to execute an agreement protecting the Company's proprietary information, and, except as set forth on SCHEDULE 3.15(C), all current and former employees and contractors of the Company have executed such an agreement.

       3.16 SIGNIFICANT CUSTOMERS; MATERIAL CONTRACTS AND COMMITMENTS. SCHEDULE
3.16 contains an accurate list of (a) all significant customers (i.e. those customers representing 5% or more of the Company's revenues for the twelve (12) month period ending on the Balance Sheet Date, or who have paid to the Company $25,000 or more in any of the past four fiscal quarters ending prior to the Balance Sheet Date) and (b) all material contracts, commitments, leases, instruments, agreements, licenses or permits to which the Company or any Subsidiary is a party or by which it or its properties are bound (including without limitation contracts with significant customers, joint venture or partnership agreements, contracts with any labor organizations, loan agreements, indemnity or guaranty agreements, bonds, mortgages, options to purchase land, liens, pledges or other security agreements) (i) as of the Balance Sheet Date and (ii) entered into since the Balance Sheet Date (collectively, the "Material Contracts"). The Company has delivered to ITC true, complete and correct copies of the Material Contracts. Except to the extent set forth on SCHEDULE 3.16, (x) none of the Company's significant customers has canceled or substantially reduced or, to the knowledge of the Company, is currently attempting or threatening or planning to cancel or substantially reduce service, (y) the Company and the Subsidiaries have complied with all of their respective material commitments and obligations and are not in default under any of the Material Contracts and no notice of default has been received with respect to any thereof and (z) there are no Material Contracts that were not negotiated at arm's length with third parties not affiliated with the Company or any officer, director of the Company. The Company has received no customer complaints concerning its products and/or services, nor has it had any of its products returned by a purchaser thereof except for normal warranty returns consistent with past history and those returns that would not result in a reversal of any revenue by the Company, which would have a material adverse effect on the business, operations, affairs, prospects, properties, assets, profits or condition (financial or otherwise) of the Company and the Subsidiaries taken as a whole.

       Each Material Contract is valid and binding on the Company and is in full force and effect and to the best knowledge of the Company is not subject to any default thereunder by any party obligated to the Company pursuant thereto. The Company has obtained, or will obtain prior to the Closing Date, all necessary consents, waivers and approvals of parties to any Material Contracts that are required in connection with the Merger or any of the other transactions contemplated hereby, or as are required by any governmental agency or other third party or as are advisable in order that any such Material Contract remain in effect without modification after the Merger or the consummation of any such transactions and without giving rise to any right of termination, cancellation or acceleration or loss of any right or benefit ("Company Third Party Consents"). All Company Third Party Consents are listed on SCHEDULE 3.16.

       3.17 TITLE TO REAL PROPERTY. The Company and each Subsidiary has good and insurable title to the real property owned and used in their respective businesses, including without limitation those reflected on SCHEDULE 3.17 hereto, subject to no mortgage, pledge, lien, conditional sales agreement, encumbrance or charge, except for:

            (a) liens reflected on SCHEDULES 3.10 and 3.14 as securing liabilities reflected on such Schedules (with respect to which liabilities no default exists);

            (b) liens for current taxes not yet payable and assessments not in default; or

            (c) easements for utilities serving the property only.

       3.18 INSURANCE. SCHEDULE 3.18 sets forth an accurate list, as of the Balance Sheet Date, of all insurance policies carried by the Company and the Subsidiaries and all insurance loss runs or workmen's compensation claims received for the past two policy years. Also attached to SCHEDULE 3.18 are true, complete and correct copies of all current insurance policies, all of which are in full force and effect. All premiums payable under all such policies have been paid and the Company and its Subsidiaries are otherwise in full compliance with the terms of such policies (or other policies providing substantially similar insurance coverage). Such policies of insurance are of the type and in amounts customarily carried by persons conducting businesses similar to that of the Company. The Company does not know of any threatened termination of, or material premium increase with respect to, any of such policies.

       3.19 COMPENSATION; EMPLOYMENT AGREEMENTS. SCHEDULE 3.19 hereto sets forth an accurate list, as of the date hereof, of all officers, directors and key employees of the Company and the Subsidiaries, listing all employment agreements with such officers, directors and key employees and the rate of compensation (and the portions thereof attributable to salary, bonus and other compensation, respectively) of each of such persons as of (a) the Balance Sheet Date and (b) the date hereof. The Company has provided to ITC true, complete and correct copies of all employment contracts, commitments and arrangements with persons listed on SCHEDULE 3.19.

       3.20 EMPLOYMENT, LABOR AND OTHER RELATIONS. Neither the Company nor any Subsidiary is bound by or subject to (and none of its respective assets or properties is bound by or subject to) any arrangement with any labor union. No employees of the Company or any Subsidiary are represented by any labor union or covered by any collective bargaining agreement and, to the best knowledge of the Company, no campaign to establish such representation is in progress. There is no pending or, to the best knowledge of the Company threatened labor dispute involving the Company or any Subsidiary and any group of its employees nor has the Company or any Subsidiary experienced any labor interruptions over the past three years and the Company considers its relationship with its employees to be good. The Company is not engaged in any unfair labor practice and is not in material violation of any applicable state or federal laws respecting employment and labor practice, and there is no complaint against the Company actually pending or, to the Company's knowledge, threatened before the National Labor Relations Board. There is and has been no claim against the Company based on actual or alleged race, age, sex, disability or other harassment or discrimination under applicable state and federal laws, or similar tortious conduct, nor, to the Company's knowledge, is there any basis for any such claims.

       3.21 EMPLOYEE BENEFIT PLANS. All employee benefit plans, programs and policies (whether formal or informal, and whether maintained for the benefit of any individual or more than one individual) maintained or contributed to by the Company or any Subsidiary for the benefit of any current or former employee of the Company or any Subsidiary or in which such employees are entitled to participate are listed in SCHEDULE 3.21 ("Benefit Plans"), and copies of all such written plans and policies, written descriptions of all such oral plans and policies, and all other documentation relating to such, plans and policies have been delivered or made available to ITC. Except as disclosed on SCHEDULE 3.21:
(a) each Benefit Plan and the administration thereof complies, and has at all times complied, in all material respects with the requirements of all applicable laws, including without limitation the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Code, and each Benefit Plan intended to qualify under section 401 (a) of the Code so qualifies, and each trust that forms a part of any such plan is tax-exempt under section 501 (a) of the Code;
(b) no Benefit Plan subject to Part 3 of Title I of ERISA has incurred any "accumulated funding deficiency" within the meaning of section 302 of ERISA or section 412 of the Code; (c) no liability has been incurred or is expected to be incurred under Title IV of ERISA to any party with respect to any Benefit Plan, or any other plan presently or heretofore maintained or contributed to by the Company or any Subsidiary, any predecessor to the Company or any Subsidiary, or any entity that is or at any time was a member of a controlled group, as defined in Section 412(n) (6) (B) of the Code, which includes or included the Company or any Subsidiary ("Controlled Group Member"); (d) neither the Company nor any Controlled Group Member has incurred any liability for any tax imposed under section 4971 through 4980B of the Code or civil liability under section 502(i) or (1) of ERISA; (e) the "amount of unfunded benefit liabilities" within the meaning of section 4001 (a) (18) of ERISA does not exceed zero with respect to any Benefit Plan subject to Title IV of ERISA; (f) no Benefit Plan is a multiemployer plan within the meaning of section 3 (37) of ERISA; (g) no Benefit Plan provides health or death benefit coverage beyond the termination of an employee's employment, except as required by Part 6 of Title I of ERISA or section 4980B of the Code, (h) no material "reportable event" (within the meaning of section 4043 of ERISA) has occurred with respect to any Benefit Plan or any plan maintained by a Controlled Group Member since the Closing Date of said section 4043; (i) no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of plan activities) have been brought against or with respect to any Benefit Plan; and (j) all contributions to Benefit Plans that were required to be made under such Benefit Plans have been made as of the Balance Sheet Date, and all benefits accrued under any unfunded Benefit Plan will have been paid, accrued or otherwise adequately reserved in accordance with GAAP as of such date and the Company and the Subsidiaries will have performed by the Closing Date all material obligations required to be performed as of such date under Benefit Plans. If reasonably requested by ITC, the Company will terminate any Benefit Plan substantially contemporaneously with the Closing.

       3.22 CONFORMITY WITH LAW; LITIGATION. Neither the Company nor any Subsidiary has violated any law or regulation or any order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over it, which violations individually or in the aggregate would have a Material Adverse Effect, except as set forth on SCHEDULE 3.23; and except to the extent set forth on SCHEDULE 3.9, there are no claims, actions, suits, proceedings or investigations, pending or, to the best knowledge of the Company threatened, against or affecting the Company or any Subsidiary, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over it and no notice of any claim, action, suit, proceeding or investigation, whether pending or threatened, has been received, which claims are, individually or in the aggregate, material. There are no material judgments or orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency or by arbitration) against the Company, any of its Subsidiaries or against any of their respective properties or businesses.

       3.23 TAXES.

            (a) Except as set forth on SCHEDULE 3.23:

                (i) the Company and each Subsidiary has timely filed or will timely file all requisite federal, state and other Tax (as defined below) returns, reports and forms ("Returns") for all periods ended on or before the Closing Date;

                (ii) there are no examinations in progress or claims against the Company for Taxes for any period or periods and no notice of any claim for Taxes, whether pending or threatened, has been received;

                (iii) the amounts shown as accruals for Taxes on the Interim Balance Sheet are sufficient for the payment of all Taxes, whenever determined, for all fiscal periods ended on or before that date;

                (iv) the Company and each Subsidiary has a taxable year ended on June 30, in each year;

                (v) the Company and each Subsidiary currently utilizes the accrual method of accounting for income Tax purposes and such method of accounting has not changed in the past five years;

                (vi) the Company and each Subsidiary has paid or has fully accrued for all Taxes and will have withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other taxes required to be withheld, whenever determined, with respect to periods ending on or before the Closing Date;

                (vii) copies of (i) any Tax examinations, (ii) extensions of statutory limitations for the collection or assessment of Taxes and (iii) the Returns of the Company for the last three (3) fiscal years are included as part of SCHEDULE 3.23;

                (viii) there are (and as of immediately following the Closing there will be) no liens, pledges, charges, claims, security interests or other encumbrances of any sort ("Liens") on the assets of the Company relating to or attributable to Taxes;

                (ix) except as set forth on SCHEDULE 3.23, the Company has no knowledge of any basis for the assertion of any claim relating or attributable to Taxes that, if adversely determined, would result in any Lien on the assets of the Company;

                (x) none of the Company's assets are treated as "tax exempt use property" within the meaning of Section 168(h) of the Code;

                (xi) as of the Closing Date, there will not be any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 280G, 404 or 162 of the Code;

                (xii) the Company has not filed any consent agreement under
Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company;

                (xiii) the Company is not a party to a tax sharing, tax indemnity or allocation agreement nor does the Company owe any amount under any such agreement;

                (xiv) the Company is not, and has not been at any time, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code; and

                (xv) the Company's tax basis in its assets for purposes of determining its future amortization, depreciation and other federal income tax deductions is accurately reflected on the Company's tax books and records.

                (xvi) as of the Closing Date, the Company will have properly collected and remitted all sales tax as required in those states in which the company is licensed to do business.

For purposes of this Agreement, the term "Tax" shall be understood to include any tax or similar governmental charge, impost or levy (including without limitation income taxes, franchise taxes, transfer taxes or fees, sales taxes, use taxes, gross receipts taxes, value added taxes, employment taxes, excise taxes, ad valorem taxes, property taxes, withholding taxes, payroll taxes, minimum taxes or windfall profit taxes) together with any related penalties, fines, additions to tax or interest imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof.

       3.24 GOVERNMENT CONTRACTS. Neither the Company nor any Subsidiary is a party to any governmental contracts subject to price redetermination or renegotiation.

       3.25 ABSENCE OF CHANGES. Since the Balance Sheet Date, except as set forth on SCHEDULE 3.25 there has not been:


            (a) any change that by itself or together with other changes, has had a Material Adverse Effect;

            (b) any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the properties or business of the Company or any Subsidiary;

            (c) any change in the authorized capital of the Company or any Subsidiary or in its outstanding securities or any change in its ownership interests or any grant of any options, warrants, calls, conversion rights or commitments;

            (d) any declaration or payment of any dividend or distribution in respect of the capital stock or any direct or indirect redemption, purchase or other acquisition of any of the capital stock of the Company or any Subsidiary;

            (e) any increase in the compensation, bonus, sales commissions or fee arrangements payable or to become payable by the Company or any Subsidiary to any of its officers, directors, stockholders, employees, consultants or agents, except for ordinary and customary bonuses and salary increases for employees in accordance with past practice;

            (f) any work interruptions, labor grievances or claims filed, or any similar event or condition of any character, materially adversely affecting the business or future prospects of the Company or any Subsidiary;

            (g) any sale or transfer, or any agreement to sell or transfer, any material assets, property or rights of the Company or any Subsidiary to any person;

            (h) any cancellation, or agreement to cancel, any indebtedness or other obligation owing to the Company or any Subsidiary, PROVIDED that the Company and the Subsidiaries may negotiate and adjust bills in the course of good faith disputes with customers in a manner consistent with past practice;

            (i) any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of the assets, property or rights of the Company or any Subsidiary or requiring consent of any party to the transfer and assignment of any such assets, property or rights;

            (j) any purchase or acquisition of, or agreement, plan or arrangement to purchase or acquire, any property, rights or assets outside of the ordinary course of business of the Company and the Subsidiaries;

            (k) any waiver of any material rights or claims of the Company or any Subsidiary;

            (l) any material breach, amendment or termination of any material contract, agreement, license, permit or other right to which the Company or any Subsidiary is a party;

            (m) any transaction by the Company or any Subsidiary outside the ordinary course of business:

            (n) capital expenditure or commitment by the Company or any Subsidiary, either individually or in the aggregate, exceeding $25,000;

            (o) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company or any Subsidiary or the revaluation by the Company or any Subsidiary of any of its assets;

            (p) any creation or assumption by the Company or any Subsidiary of any mortgage, pledge, security interest or lien or other encumbrance on any asset (other than liens arising under existing lease financing arrangements that are not material and liens for taxes not yet due and payable);

            (q) any entry into, amendment of, relinquishment, termination or non-renewal by the Company or any Subsidiary of any contract, lease transaction, commitment or other right or obligation requiring aggregate payments by the Company or any Subsidiary in excess of $25,000;

            (r) loan by the Company or any Subsidiary to any person or entity, incurring by the Company or any Subsidiary of any indebtedness, guaranteeing by the Company or any Subsidiary of any indebtedness, issuance or sale of any debt securities of the Company or any Subsidiary or guaranteeing of any debt securities of others;

            (s) the commencement or notice or, to the best knowledge of the Company, threat of commencement of any lawsuit or proceeding against or investigation of the Company, any Subsidiary or any of its affairs; or

            (t) negotiation or agreement by the Company or any Subsidiary or any officer or employee thereof to do any of the things described in the preceding clauses (a) through (s) (other than negotiations with ITC and its Representatives regarding the Merger and the other transactions contemplated by this Agreement).

       3.26 BANK ACCOUNTS; POWERS OF ATTORNEY. SCHEDULE 3.26 hereto sets forth an accurate list, as of the date of this Agreement, of:

            (a) the name of each financial institution in which the Company or any Subsidiary has any account or safe deposit box;

            (b) the names in which the accounts or boxes are held;

            (c) the type of account; and

            (d) the name of each person authorized to draw thereon or have access thereto.

SCHEDULE 3.26 also sets forth the name of each person, corporation, firm or other entity holding a general or special power of attorney from the Company or any Subsidiary and a description of the terms of such power.

       3.27 RELATIONS WITH GOVERNMENTS. Neither the Company nor the Subsidiary has made, offered or agreed to offer anything of value to any governmental official, political party or candidate for government office nor has it otherwise taken any action that would cause the Company or any Subsidiary to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any law of similar effect.

       3.28 REPRESENTATIONS COMPLETE. None of the representations or warranties made by the Company (as modified by the Company Schedules), contained in this Agreement, and no representation, warranty or statement contained in any list, certificate, Schedule or other instrument, document, agreement furnished or to be furnished in writing or otherwise to, or made with, ITC or ITC AC pursuant hereto or in connection with the negotiation, execution or performance hereof, contains or will contain at the Closing Date, any untrue statement of a material fact or omits or will omit at the Closing Date to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

       3.29 ITC DISCLOSURE DOCUMENTS; SECURITIES REPRESENTATIONS. Each of the Shareholders has received and reviewed a copy of the prospectus dated September 29, 1995, ITC's annual report on Form 10-KSB and proxy statement for the fiscal year ended December 31, 1995 and ITC's reports on Form 10-QSB for the fiscal quarters ended March 30, 1996, June 30, 1996 and September 30, 1996 ("ITC Disclosure Documents"). Each of the Shareholders (a) has such knowledge, sophistication and experience in business and financial matters that they are capable of evaluating the merits and risks of ownership of the shares of ITC Common stock, (b) fully understands the nature, scope and duration of the limitations on transfer contained in this Agreement and (c) can bear the economic risk of ownership of the shares of ITC Common Stock and a complete loss of the value of the shares of ITC Common Stock to be received in the Merger. Each of the Shareholders has had an adequate opportunity to ask questions and receive answers from the officers of ITC concerning the business, operations and financial condition of ITC. None of the Shareholders has any contract, undertaking, agreement or arrangement, written or oral, with any other person to transfer or grant participations in any shares of ITC Common Stock to be acquired by such Shareholders in the Merger. The Shareholders acknowledge and agree that ITC will not provide such Shareholders with a prospectus for such Shareholders' use in selling ITC Common Stock.

       3.30 ABSENCE OF CLAIMS AGAINST COMPANY. To the Company's knowledge, the Shareholders have no claims against the Company.

       3.31 COMPLIANCE WITH LAWS. The Company and each Subsidiary has complied in all material respects with, is not in violation in any material respect of, and has not received any notices of violation or investigation with respect to, any foreign, federal, state or local statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, assets or properties other than such violations or investigations that, individually or in the aggregate, would not have a Material Adverse Effect.

       3.32 COMPLETE COPIES OF MATERIALS. The Company has delivered to ITC and ITC AC true and complete copies of each agreement, contract, commitment or other document (or summaries of same) that is referred to in the Company Schedules or that has been requested by ITC and ITC AC or its counsel.

       3.33 COMPANY WORKING CAPITAL.

       As of December 31, 1996, the working capital, equaling the sum of current assets (including any tax refunds receivable through the Closing Date and excluding unamortized development or production costs) less current liabilities including term loan and line of credit, is not less than $200,000.

4.     REPRESENTATIONS AND WARRANTIES OF ITC AND ITC AC

       To induce the Company to enter into this Agreement and to consummate the Merger and the other transactions contemplated hereby, ITC and ITC AC represent and warrant to the Company as follows:

       4.1 DUE ORGANIZATION. ITC is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, and ITC AC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and each is or will be duly authorized and qualified to do business under all applicable laws, regulations, ordinances and orders of public authorities to carry on their respective businesses in the places and in the manner as now or will be conducted except for where the failure to be so authorized or qualified would not have a material adverse effect on ITC's business, financial condition or results of operations. Copies of the Certificate of Incorporation and the Bylaws, each as amended, of ITC and the Certificate of Incorporation and Bylaws of ITC AC (collectively, the "ITC Charter Documents") have been delivered to the Company. Neither ITC nor ITC AC is in violation of any ITC Charter Document.

       4.2 ITC COMMON STOCK. The ITC Common Stock to be delivered to the Shareholders at the Closing Date will be duly authorized, validly issued shares of Common Stock of ITC, fully paid and non assessable.

       4.3 AUTHORIZATION; VALIDITY OF OBLIGATIONS. The representatives of ITC and ITC AC executing this Agreement have all requisite corporate power and authority to enter into and bind ITC and ITC AC to the terms of this Agreement. ITC and ITC AC have the full legal right, power and corporate authority to enter into this Agreement and the transactions contemplated hereby. The execution and delivery of this Agreement by ITC and ITC AC and the performance by each of ITC and ITC AC of the transactions contemplated herein have been duly and validly authorized by the respective Boards of Directors of ITC and ITC AC and by ITC as the sole stockholder of ITC AC, and this Agreement has been duly and validly authorized by all necessary corporate action. This Agreement is a legal, valid and binding obligation of each of ITC and ITC AC enforceable in accordance with its terms except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

       4.4 NO CONFLICTS. The execution, delivery and performance of this Agreement, the consummation of any transactions herein referred to or contemplated by and the fulfillment of the terms hereof and thereof will not

           (a) conflict with, or result in a breach or violation of the ITC Charter Documents;

           (b) materially conflict with, or result in a material default (or would constitute a default but for any requirement of notice or lapse of time or both) under any document, agreement or other instrument to which either ITC or ITC AC is a party, or result in the creation or imposition of any material lien, charge or encumbrance on any of ITC's or ITC AC's properties pursuant to (i) any law or regulation to which either ITC or ITC AC or any of their respective property is subject, or (ii) any judgment, order or decree to which ITC or ITC AC is bound or any of their respective property is subject;

           (c) result in termination or any impairment of any material permit, license, franchise, contractual right or other authorization of ITC or ITC AC (provided that any required third party consent listed on the attached SCHEDULE
4.4 is obtained) ("ITC Third Party Consents"); or

           (d) violate any material law, order, judgment, rule or regulation to which ITC or ITC AC is subject or by which ITC or ITC AC is bound.

       4.5 CAPITALIZATION OF ITC AND ITC AC AND OWNERSHIP OF ITC AND ITC AC STOCK. The authorized capital stock of ITC consists of 12,000,000 shares of Common Stock and 3,613,788 shares of ITC Common Stock were outstanding on December 23, 1996. The authorized capital stock of ITC AC consists of 1,000 shares of Common Stock, of which 1,000 shares will be outstanding. All of the issued and outstanding shares of ITC AC are owned beneficially and of record by ITC. All of the shares of ITC Common Stock to be issued to the Shareholders in accordance herewith will be fully paid, non-assessable and offered, issued, sold and delivered by ITC in compliance with all applicable state and federal laws concerning the issuance of securities and none of such shares were or will be issued in violation of the preemptive rights of any stockholder of ITC.

       4.6 REPRESENTATIONS COMPLETE. None of the representations or warranties made by ITC (as modified by the Company Schedules), contained in this Agreement, and no representation, warranty or statement contained in any list, certificate, Schedule or other instrument, document, agreement furnished or to be furnished in writing or otherwise to, or made with, the Company or the Shareholders pursuant hereto or in connection with the negotiation, execution or performance hereof, contains or will contain at the Closing Date, any untrue statement of a material fact or omits or will omit at the Closing Date to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

       4.7 NO MATERIAL ADVERSE CHANGE.ATERIAL ANo material adverse change in the business, operations, affairs, prospects, properties, assets, existing and potential liabilities, obligations, profits or condition (financial or otherwise) of ITC has occurred between the date that ITC provided the ITC Disclosure Documents to the Company and the Shareholders and the date hereof.

5.     COVENANTS

       5.1 ACCESS TO INFORMATION; CONFIDENTIALITY.ONFIDENTIALITY

           (a) Between the date of this Agreement and the Closing Date, the Company will afford to the officers and authorized representatives of ITC and ITC AC ("Representatives") access to (a) all of the sites, properties, books and records of the Company and the Subsidiaries of the Company identified in
SCHEDULE 3.6 hereto and (b) such additional financial and operating data and other information as to the business and properties of the Company and the Subsidiaries as ITC or ITC AC may from time to time reasonably request, including without limitation access upon reasonable request to the Company's and the Subsidiaries' employees, customers and vendors for due diligence inquiry. The Company will cooperate with ITC, ITC AC and their Representatives in the preparation of any documents or other material that may be required in connection with this Agreement or the Closing. No information or knowledge obtained pursuant to this Section 5.1 or otherwise shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

           (b) The Company recognizes and acknowledges that it has in the past, currently has, and in the future may possibly have, access to certain confidential or proprietary information of the Company, the Subsidiaries and/or ITC, such as lists of customers, operational policies, and pricing and cost policies that are valuable, special and unique assets of the Company's, the Subsidiaries' and/or ITC's respective businesses. The Company agrees that it will not disclose confidential or proprietary information with respect to the Company, the Subsidiaries and/or ITC to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except to Representatives of ITC and ITC AC PROVIDED that such Representatives (other than counsel) agree to the confidentiality provisions of this Section 5.1(b), unless
(i) such information becomes known to the public generally through no fault of the Company, (ii) disclosure is required by law, regulation or the order of any governmental authority under color of law, or (iii) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party, PROVIDED, that prior to disclosing any information pursuant to clause (i), (ii) or (iii) above, the Company shall, if possible, give prior written notice thereof to ITC and provide ITC with the opportunity to contest such disclosure.

           (c) Each of ITC and ITC AC recognizes and acknowledges that it had in the past, currently has, and in the future may possibly have, access to certain confidential or proprietary information of the Company and/or the Subsidiaries, such as lists of customers, operational policies, and pricing and cost policies that are valuable, special and unique assets of the Company's and/or the Subsidiaries' respective businesses. Each of ITC and ITC AC agrees that, prior to the Closing, it will not disclose confidential or proprietary information with respect to the Company and/or the Subsidiaries to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except to Representatives of the Company, PROVIDED that such Representatives (other than counsel) agree to the confidentiality provisions of this Section 5.1(c), unless (i) such information becomes known to the public generally through no fault of ITC or ITC AC, (ii) disclosure is required by law, regulation or order of any governmental authority under color of law, or (iii) the disclosing party reasonably believes that such disclosure is required on connection with the defense of a lawsuit against the disclosing party, PROVIDED that prior to disclosing any information pursuant to clause (i), (ii) or (iii) above, ITC shall, if possible, give prior written notice thereof to the Company and provide the Company with the opportunity to contest such disclosure.

       5.2 CONDUCT OF BUSINESS PENDING CLOSING. Between the date hereof and the Closing Date, the Company will, and will cause each Subsidiary to:

           (a) carry on its respective business in substantially the same manner as it has heretofore been operated and not introduce any material new method of management, operation or accounting;

           (b) maintain its respective properties and facilities, including those held under leases, in as good working order and condition as at present, ordinary wear and tear excepted;

           (c) perform all of its respective obligations under agreements relating to or affecting its respective assets, properties or rights;

           (d) keep in full force and effect present insurance policies or other comparable insurance coverage;

           (e) use all commercially reasonable efforts to maintain and preserve its business organization intact, retain its present officers and key employees and maintain its respective relationships with suppliers, customers and others having business relations with it;

           (f) maintain compliance with all permits, laws, rules and regulations, consent orders, and all other orders of applicable courts, regulatory agencies and similar governmental authorities;

           (g) maintain in full force and effect present debt and lease instruments and not enter into new or amended debt or lease instruments; and

           (h) maintain present salaries and commission levels for all officers, directors, employees and agents, except for ordinary and customary bonuses and salary increases for employees consistent with past practice.

       5.3 PARTICIPATION ON ITC BOARD.NUpon the next vacancy on the Board of Directors of ITC or an increase in the number of Directors of ITC, ITC shall consider Warren E. Anderson to fill such vacancy or position. Until such time as ITC considers Mr. Anderson for ITC Board membership, Mr. Anderson shall be entitled to attend and participate in ITC Board meetings in an ex officio capacity.

       5.4 PROHIBITED ACTIVITIES. Between the date hereof and the Closing Date, the Company will not, and will cause each Subsidiary not to, without the prior written consent of ITC:

           (a) make any change in its Articles of Incorporation or Bylaws, or authorize or propose the same;

           (b) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of any securities, options, warrants, calls, conversion rights or commitments relating to any of its securities, or authorize or propose any change in its equity capitalization, or issue or authorize the issuance of any debt securities;

           (c) declare or pay any dividend, or make any distribution (whether in cash, stock or property) in respect of its capital stock whether now or hereafter outstanding, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase, redeem or otherwise acquire or retire for value any shares of its capital stock;

           (d) enter into any contract or commitment or incur or agree to incur any liability or make any capital expenditure, or guarantee any indebtedness, except in the ordinary course of business and consistent with past practice, provided in any such event the amount thereof is not in excess of $10,000, including contracts to provide services to customers;

           (e) except as contemplated by Section 5.2(h), increase the compensation payable or to become payable to any officer, director, stockholder, employee or agent; make any bonus or management fee payment to any such person; make any loans or advances; adopt or amend any employee benefit plan; or grant any severance or termination pay;

           (f) create or assume or become liable under any mortgage, pledge or other lien or encumbrance upon any assets or properties whether now owned or hereafter acquired;

           (g) sell, assign, lease, pledge or otherwise transfer or dispose of any property or equipment except for fair value, in the ordinary course of business and consistent with past practice;

           (h) acquire or negotiate for the acquisition of (by merger, consolidation, purchase of a substantial portion of assets or otherwise) any business or the start-up of any new business or new line of business, or otherwise acquire or agree to acquire any assets with a value that is material, individually or in the aggregate, to the Company;

           (i) merge or consolidate or agree to merge or consolidate with or into any other corporation, person or entity;

           (j) waive any material rights or claims of the Company or any Subsidiary, provided that the Company and any Subsidiary may negotiate and adjust bills in the course of good faith disputes with customers in the ordinary course of business and consistent with past practice;

           (k) commit a breach of, fail to enforce or amend or terminate any material agreement, permit, license or other right;

           (l) enter into any other transaction (i) that is not negotiated at arm's length with a third party not affiliated with the Company, any Subsidiary or any officer, director or stockholder of the Company or any Subsidiary or (ii) outside the ordinary course of business and consistent with past practice or
(iii) prohibited hereunder;

           (m) commence a lawsuit other than for routine collection of bills;

           (n) revalue any of its assets, including without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business and consistent with past practice;

           (o) make any material tax election other than in the ordinary course of business and consistent with past practice, change any material tax election, adopt any material tax accounting method other than in the ordinary course of business and consistent with past practice, change any material tax accounting method without ITC's prior written consent, file any material tax return (other than any estimated tax returns, payroll tax returns or sale tax returns) or any amendment to a material tax return, enter into any closing agreement, settle any tax claim or assessment, or consent to any tax claim or assessment; or

           (p) take, or agree (in writing or otherwise) to take or commit to take or reach any understanding to take any of the actions described in Sections 5.4(a) through (o) above, or any action that would make any of the representations and warranties of the Company contained in this Agreement untrue, result in any covenant or agreement contained herein being breached or result in any of the conditions set forth in Sections 6 and 7 not being satisfied.

       5.5 NO SHOP. Neither the Company, any Subsidiary or any Representative of any of the Company, any Subsidiary or the Shareholders will, during the period commencing on the date of this Agreement and ending with the earlier to occur of the Closing or the termination of this Agreement in accordance with its terms, directly or indirectly: (a) solicit, encourage or initiate the submission of proposals or offers from any person for, (b) participate in any discussions pertaining to, or (c) furnish any information to any person other than ITC or ITC AC relating to, any acquisition or purchase of all or a material amount of the assets of, or any equity interest in, the Company or any Subsidiary or a merger, consolidation or business combination of the Company or any Subsidiary. In addition to the foregoing, if the Company, any Subsidiary or the Shareholders receive any unsolicited offer or proposal relating to any of the above, the Company or the Shareholders shall immediately notify ITC thereof, including the identity of the party making such offer or proposal and the specific terms of such offer or proposal.

       5.6 NOTICE TO BARGAINING AGENTS. Prior to the Closing Date, the Company shall satisfy any requirement for notice of the Merger and the transactions contemplated by this Agreement under applicable collective bargaining agreements, and shall provide ITC with proof that any required notice has been sent.

       5.7 NOTIFICATION OF CERTAIN MATTERS. Each party hereto shall give prompt notice to the other parties hereto of (a) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which may cause any representation or warranty of it contained herein to be untrue or inaccurate in any material respect at or prior to the Closing and (b) any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such party hereunder. The delivery of any notice pursuant to this Section 5.7 shall not, without the express written consent of the other parties, be deemed to (x) modify the representations or warranties hereunder of the party delivering such notice, (y) modify the conditions set forth in Sections 6 and 7, or (z) limit or otherwise affect the remedies available hereunder to the party receiving such notice.

       5.8 COOPERATION IN OBTAINING REQUIRED CONSENTS AND APPROVALS. Each party hereto shall cooperate in obtaining all permits, consents and approvals required by Section 6.5 (which shall nonetheless continue to be the responsibility of the Company), including without limitation Company Third Party Consents set forth on
SCHEDULE 3.16 and Section 7.5 (which shall nonetheless continue to be the responsibility of ITC), including without limitation ITC Third Party Consents set forth on SCHEDULE 4.4.

       5.9 TAX RETURNS. The Company shall timely file all federal and state income tax returns for taxable periods ending on or prior to the Closing Date and shall have paid or will pay all Taxes (as defined in Section 3.12) attributable to such periods. Such returns will be prepared and filed in accordance with applicable law and in a manner consistent with past practices and shall be subject to review and approval by ITC. After the Closing Date, ITC and the Surviving Corporation, on the one hand, and the Company, on the other hand, will make available to the other, as reasonably requested, all information, records or documents relating to the liability for Taxes of the Company for all periods prior to or including the Closing Date and will preserve such information, records or documents until the expiration of any applicable statute of limitations or extensions thereof.

6.     CONDITIONS PRECEDENT TO OBLIGATIONS OF ITC AND ITC AC

       The obligations of ITC and ITC AC to effect the Merger and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or waiver, at or before the Closing Date, of the following conditions:

       6.1 REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS. All of the representations and warranties of the Company contained in this Agreement shall be true, correct and complete on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date; all of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by the Company on or before the Closing Date shall have been duly complied with, performed or satisfied; and a certificate to the foregoing effects dated the Closing Date and signed on behalf of the Company shall have been delivered to ITC.

       6.2 NO LITIGATION. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging ITC's proposed acquisition of the Company, or limiting or restricting ITC's conduct or operation of the business of the Company (or its own business) following the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending. There shall be no action, suit claim or proceeding of any nature pending or threatened against ITC, ITC AC, the Company or any Subsidiary, their respective properties or any of their officers or directors, that could materially and adversely affect the business, assets, liabilities, financial condition, results of operations or prospects of the Company and any Subsidiary taken as a whole, or that challenges or seeks to restrict the consummation of the Merger or the other transactions contemplated by this Agreement.

       6.3 EMPLOYMENT AGREEMENTS. Warren E. Anderson and David Ferguson shall have entered into the Employment Agreement substantially in the form set forth in ANNEX IV hereto.

       6.4 REGISTRATION RIGHTS AND SHAREHOLDERS AGREEMENT. On or before the Closing Date, the Shareholders shall execute a Registration Rights and Shareholders Agreement in the form as set forth Annex II, which shall set forth the registration rights granted to the Company by ITC, subject to the conditions therein.

       6.5 OPINION OF COUNSEL. ITC shall have received an opinion from counsel to the Company, dated the Closing Date, in the form attached as ANNEX III.

       6.6 CONSENTS AND APPROVALS. All necessary consents of and filings with any governmental authority or agency or third party (with respect to Material Contracts, as defined in Section 3.18, and including without limitation any Company Third Party Consents), including without limitation, approval by the Company's Board of Directors and the consent of a majority of the Company's shareholders, relating to the consummation by the Company of the Merger and the transactions contemplated hereby shall have been obtained and made and accepted.

       6.7 CHARTER DOCUMENTS. The Company shall have delivered to ITC (a) a copy of the Articles of Incorporation of the Company and the Subsidiary certified as of a recent date by an appropriate authority in the state of its incorporation and (b) a copy of the Bylaws of the Company and the Subsidiary certified as of the Closing Date by the Secretary thereof.

       6.8 INSURANCE. The Company shall have delivered to ITC evidence that ITC has been added as an additional named insured on all liability insurance policies of the Company.

       6.9 DUE DILIGENCE REVIEW. ITC shall be fully satisfied in its sole discretion, based upon its review of, and its other due diligence investigations with respect to, the business, operations, affairs, prospects, properties, assets, existing and potential liabilities, obligations, profits or condition (financial or otherwise) of the Company and the Subsidiary that it has not discovered any adverse matter that makes it inadvisable to effect the Merger and the other transactions contemplated hereby.

       6.10 NO MATERIAL ADVERSE CHANGE. No material adverse change in the business, operations, affairs, prospects, properties, assets, existing and potential liabilities, obligations, profits or condition (financial or otherwise) of the Company and the Subsidiary, taken as a whole, shall have occurred; and ITC shall have received a certificate signed on behalf of the Company dated the Closing Date to such effect.

       6.11 ITC DISCLOSURE DOCUMENT DELIVERY ACKNOWLEDGMENT. The Company for itself and on behalf of the Shareholders acknowledges having been given on or about December 27, 1996, a copy of the ITC Disclosure Documents, as supplemented or amended to the date hereof relating to the ITC Common Stock issuable pursuant to this Agreement.

7.     CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

       The obligations of the Company to effect the Merger and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or waiver, at or before the Closing Date, of the following conditions:

       7.1 REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS. All of the representations and warranties of ITC and ITC AC contained in this Agreement shall be true, correct and complete on and as of the Closing Date as though such representations and warranties had been made as of such date; all of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by ITC and ITC AC on or before the Closing Date shall have been duly complied with, performed or satisfied; and a certificate to the foregoing effects dated the Closing Date and signed by the President or any Vice President of ITC shall have been delivered to the Company.

       7.2 LITIGATION. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging ITC's proposed acquisition of the Company, or limiting or restricting ITC's conduct or operation of the business of the Company (or its own business) following the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending. There shall be no action, suit, claim or proceeding of any nature pending or threatened, against ITC, ITC AC or the Company, their respective properties or any of their officers or directors, that could materially and adversely affect the business, assets, liabilities, financial condition, results of operations or prospects of the ITC and ITC AC taken as a whole, or that challenges or seeks to restrict the consummation of the Merger or the other transactions contemplated by this Agreement.

       7.3 OPINION OF COUNSEL. The Company shall have received an opinion from counsel for ITC, dated the Closing Date, in the form attached as ANNEX V.

       7.4 CONSENTS AND APPROVALS. All necessary consents of and filings with any governmental authority or agency or third party relating to the consummation by ITC and ITC AC of the transactions contemplated hereby shall have been obtained and made and accepted.

8.     CLAIMS AGAINST GENERAL ESCROW CONSIDERATION

       8.1 GENERAL CLAIMS.The General Escrow shall be released upon the Claims Deadline Date (as defined below) unless prior to such date, ITC, on behalf of itself or ITC AC, any subsidiaries of ITC, including the Surviving Corporation, or their respective officers, directors, employees, shareholders, assigns, successors and affiliates (individually, "Claimant" and collectively, "Claimants") makes a claim in accordance with the procedures set forth in
Section 8.3 below for an amount not to exceed, in the aggregate, the General Escrow as provided in Section 1.2(e) of this Agreement, in respect of:


           (a) any liabilities, losses, claims, damages, punitive damages, causes of actions, lawsuits, administrative proceedings (including informal proceedings), investigations, audits, demands, assessments, adjustments, judgments, settlement payments, deficiencies, penalties, fines, interest (including interest from the date of such damages) and costs and expenses (including without limitation reasonable attorneys' fees and disbursements of every kind, nature and description) (collectively, "Damages") suffered, sustained, incurred or paid by Claimant in connection with, resulting from or arising out of, directly or indirectly:

               (i) any breach of any representation or warranty of the Company set forth in this Agreement or any certificate, document or instrument delivered by or on behalf of the Company in connection herewith;

               (ii) any nonfulfillment, default or breach on the part of the Shareholders or, prior to the Closing Date, the Company of any covenant or agreement in this Agreement; or

               (iii) the business, operations or assets of the Company or the Subsidiary prior to the Closing Date, except as otherwise disclosed in the Company Financial Statements or the schedules to this Agreement, or the actions or omissions of the Company's or the Subsidiary's directors, officers, shareholders, employees or agents prior to the Closing Date; and

           (b) any and all Damages incident to any of the foregoing or to the enforcement of this Section 8.1.

       8.2 LIMITATION AND EXPIRATION. Notwithstanding the above:

           (a) there shall be no liability for claims under Section 8.1(a)(i) unless the aggregate amount of Damages exceeds $25,000 ("Claims Threshold");

           (b) the aggregate amount of the Shareholders' liability under this
Section 8 shall not exceed the General Escrow; and

           (c) the obligations under this Section 8 shall terminate as follows:
(i) with respect to claims or demands (a "Claim") other than those referred to in clause (ii), on the later of (x) twelve (12) months after the Closing Date ("Claims Deadline Date") or (y) the final resolution of any and all Claims under this Agreement pending as of the Claims Deadline Date and (ii) notwithstanding clause (i) above, with respect to Claims relating to any breach of the representations and warranties set forth in Section 3.13 (Environmental) or 3.23 (Taxes), the obligations under this Section 8 shall terminate upon the expiration of all applicable statutes of limitations (including extensions thereof). From and after the applicable Claims Deadline Date, the obligations under this Section 8 shall survive only to the extent of Pending Claims.

       8.3 CLAIMS PROCEDURES. All Claims under this Section 8 shall be asserted and resolved as follows:

           (a) Promptly following the Claims Deadline Date, ITC, on behalf of all Claimants, if any, will provide written notice of any Claims against the Shareholders (not involving Claims being asserted against or sought to be collected by a third party) to Warren E. Anderson (who is hereby designated and authorized to act for and on behalf of the Shareholders and for purposes of Sections 8 and 9 of this Agreement shall be referred to as ("Shareholder Representative") setting forth the amount of the Claim(s), which amount shall be deducted from the Stock Consideration in accordance with the provisions of this Agreement. If the Shareholder Representative does not notify ITC, on behalf of the Claimants, within the Notice Period (as defined in (b) below) that the Shareholders dispute such Claim, the amount of such Claim shall be conclusively deemed a liability of the Shareholders hereunder. In such an event, an amount of Stock Consideration, based upon the fair market value of ITC Common Stock as of the Claims Deadline Date, equal to the amount of any liability of the Shareholders shall be deducted from the General Escrow in accordance with Sections 1.2(d), 1.2(e) and 8 of this Agreement, the balance of the General Escrow to be then distributed pro rata to the Shareholders. In case the Shareholder Representative shall object in writing to any Claim made in accordance with this Section 8.3(a), ITC, on behalf of the Claimants, shall have fifteen (15) days to respond in a written statement to the objection of the

Shareholders. If after such fifteen (15) day period there remains a dispute as to any Claims, the parties shall attempt in good faith for sixty (60) days to agree upon the rights of the respective parties with respect to each of such Claims. If the parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties. In such an event, an amount of Stock Consideration, based upon the fair market value of ITC Common Stock as of the Claims Deadline Date, equal to the amount set forth in any agreement of the parties shall be deducted from the General Escrow in accordance with Sections 1.2(d), 1.2(e) and 8 of this Agreement, the balance of the General Escrow to be then distributed pro rata to the Shareholders. If no such agreement can be reached, the Claim(s) shall be adjudicated under the rules and auspices of the American Arbitration Association, with each party bearing its own costs.

           (b) Nothing herein shall be deemed to prevent the Claimant from making a claim, and a Claimant may make a claim hereunder, for potential or contingent claims or demands provided the Claim Notice sets forth the specific basis for any such potential or contingent claim or demand to the extent then feasible and the Claimant has reasonable grounds to believe that such a claim or demand may be made.

           (c) The Shareholder Representative's failure to give reasonably prompt notice to the Shareholders of any actual, threatened or possible claim or demand that may give rise to a right to make a Claim hereunder shall not relieve the Shareholders of any liability that the Shareholders may otherwise have to the Claimant, or may have to the Claimant hereunder unless the failure to give such notice materially and adversely prejudiced the Shareholders.

       8.4 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. For the purposes of asserting Claims under this Section 8, all representations, warranties and covenants made by the Company and the Shareholders in or pursuant to this Agreement or in any document delivered pursuant hereto will survive the Closing and will remain in effect until, and will expire upon, the Claims Deadline Date, provided, however, that the Shareholders' obligations with respect to any Pending Claim (and the related representations, warranties and covenants) will survive until the final resolution of such Pending Claim.

9.     ADJUSTMENT OF SPECIAL ESCROW - CASH CONSIDERATION

       9.1 As promptly as practicable following the Closing Date ("Adjustment Review Date"), ITC, in its reasonable discretion, shall cause Deloitte & Touche LLP or Ernst & Young LLP ("Auditor") to audit the Company's Balance Sheets and Statements of Income, Cash Flows and Retained Earnings for the six month period ending December 31, 1996 ("Six Month Audit"). In the event that the Auditor determines, based upon the Six Month Audit, that the working capital of the Company, as defined by GAAP and modified in accordance with Section 3.33 of this Agreement, is lower than $200,000, ITC shall deliver a written notice ("Cash Adjustment Notice") to the Shareholder Representative setting forth the amount of Cash Consideration to be deducted from the Cash Consideration and such amount shall promptly be paid to ITC from the Special Escrow, the balance to be then distributed pro rata to the Shareholders. In the event the Auditor determines, based upon the Six Month Audit, that the working capital of the Company is $200,000 or greater, the entire amount of Cash Consideration shall be released from the Special Escrow and distributed pro rata to the Shareholders.

10.    GENERAL

       10.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date solely:

            (a) by mutual consent of the Boards of Directors of ITC and the Company; or

            (b) by the Company, on the one hand, or by ITC, on the other hand, if the Closing shall not have occurred on or before January 3, 1997; provided that the right to terminate this Agreement under this Section 10.1(b) shall not be available to either party whose material misrepresentation, breach of warranty or failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or

            (c) by the Company, on the one hand, or by ITC, on the other hand, if there is or has been a material breach, failure to fulfill or default on the part of the other party of any of the representations and warranties contained herein or in the due and timely performance and satisfaction of any of the covenants, agreements or conditions contained herein, and the curing of such default shall not have been made or shall not reasonably be expected to occur before the Closing Date;

            (d) by the Company, on the one hand, or by ITC, on the other hand, if there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Merger; or there shall be any action taken, or any statute, rule regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any governmental entity that would make the consummation of the Merger illegal; or

            (e) by ITC, in the event that ITC is not fully satisfied in its sole reasoned discretion with the Projected Company Sales or Projected Company Earnings.

       10.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void, and there shall be no liability or obligation on the part of any party hereto or its officers, directors or the Shareholders. Notwithstanding the foregoing sentence, (i) the provisions of this Section 10.2 and Section 8 (claims against escrow- stock), Section 5.1(b) and (c) (confidentiality) and the other provisions of Section 10 (including without limitation with respect to brokers), shall remain in full force and effect and survive any termination of this Agreement; (ii) each party shall remain liable for any breach of this Agreement prior to its termination; and (iii) in the event of termination of this Agreement pursuant to Section 10.1(c) above, then the breaching party shall be liable to the other party to the extent of the expenses incurred by such other party in connection with this Agreement and the transactions contemplated hereby, as well as any damages in accordance with applicable law.

       10.3 COOPERATION. The Company, ITC and ITC AC shall each deliver or cause to be delivered to the other on the Closing Date, and at such other times and places as shall be reasonably agreed to, such additional instruments as the other may reasonably request for the purposes of carrying out this Agreement. In connection therewith, if required, the President or Chief Financial Officer of the Company will execute any documentation reasonably required by ITC's independent public accountants (in connection with such accountant's audit of the Company) or the Nasdaq National Market. The Company will also cooperate and use their reasonable efforts to have the present officers, directors and employees of the Company cooperate with ITC on and after the Closing Date in furnishing information, evidence, testimony and other assistance in connection with any Tax Return filing obligations, actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Closing Date.

       10.4 SUCCESSORS AND ASSIGNS. This Agreement and the rights of the parties hereunder may not be assigned (except by operation of law) and shall be binding upon and shall inure to the benefit of the parties hereto and the successors of ITC and the Company.

       10.5 ENTIRE AGREEMENT. This Agreement (which includes the Appendices, Schedules and Annexes hereto) sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby. It shall not be amended or modified except by a written instrument duly executed by each of the parties hereto. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, including that certain non-binding letter of intent, dated December 6, 1996, are superseded by this Agreement.

       10.6 COUNTERPARTS. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered (which deliveries may be by telecopy) by the parties.

       10.7 BROKERS AND AGENTS. ITC and ITC AC (as a group) and the Company and the Shareholders (as a group) each agrees to indemnify the other against all loss, damages or expense relating to or arising out of claims for fees or commissions of any broker or agent employed or alleged to have been employed by such indemnifying party.

       10.8 SPECIFIC PERFORMANCE; REMEDIES. Each party hereto acknowledges that the other parties will be irreparably harmed and that there will be no adequate remedy at law for any violation by any of them of any of the covenants or agreements contained in this Agreement, including without limitation, the confidentiality obligations set forth in Section 5.1(b) and (c). It is accordingly agreed that, in addition to any other remedies that may be available upon the breach of any such covenants or agreements, each party hereto shall have the right to obtain injunctive relief to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, the other parties' covenants and agreements contained in this Agreement.

       10.9 NOTICES. Any notice, request, claim, demand, waiver, consent, approval or other communication that is required or permitted hereunder shall be in writing and shall be deemed given if delivered personally or sent by telefax (with confirmation of receipt), by registered or certified mail, postage prepaid, or by recognized courier service, as follows:


       If to ITC, ITC AC or the Surviving Corporation to:

                             Industrial Training Corporation
                             13515 Dulles Technology Drive
                             Herndon, Virginia 22071
                             Attn:  Frank A. Carchedi
                             Vice President and Chief Financial Officer with a copy to:

                             Kirkpatrick & Lockhart LLP
                             1800 Massachusetts Avenue, N.W.
                             Washington, D.C. 20036-1800
                             Attn: Alan J. Berkeley, Esq.

       If to the Company or the Shareholders prior to the Merger to:

                             Anderson Soft-Teach, Inc.
                             983 University Avenue
                             Los Gatos, California 95030
                             Attn:  Warren E. Anderson

                             with a copy to:

                             Wilson, Sonsini, Goodrich & Rosati
                             650 Page Mill Road
                             Palo Alto, California 94304-1050
                             Attn: Mario M. Rosati, Esq.


or to such other address as the person to whom notice is to be given may have specified in a notice duly given to the sender as provided herein. Such notice, request, claim, demand, waiver, consent, approval or other communication shall be deemed to have been given as of the date so delivered, telefaxed, mailed or dispatched and, if given by any other means, shall be deemed given only when actually received by the addressees.

       10.10 GOVERNING LAW. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of Maryland, without regard to any applicable conflicts of law.

       10.11 SEVERABILITY. If any provision of this Agreement or the application thereof to any person or circumstances is held invalid or unenforceable in any jurisdiction, the remainder hereof, and the application of such provision to such person or circumstances in any other jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable.

       10.12 ABSENCE OF THIRD PARTY BENEFICIARY RIGHTS. No provision of this Agreement is intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, employee, partner of any party hereto or any other person or entity.

       10.13 MUTUAL DRAFTING. This Agreement is the mutual product of the parties hereto, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of each of the parties, and shall not be construed for or against any party hereto.

       10.14 FURTHER REPRESENTATIONS. Each party to this Agreement acknowledges and represents that it has been represented by its own legal counsel in connection with the transactions contemplated by this Agreement, with the opportunity to seek advice as to its legal rights from such counsel. Each party further represents that it is being independently advised as to the tax consequences of the transactions contemplated by this Agreement and is not relying on any representation or statements made by the other party as to such tax consequences.

       10.15 AMENDMENT; WAIVER. This Agreement may be amended by the parties hereto at any time prior to the Closing by execution of an instrument in writing signed on behalf of each of the parties hereto. Any extension or waiver by any party of any provision hereto shall be valid only if set forth in an instrument in writing signed on behalf of such party.

       10.16 PUBLIC DISCLOSURE. Prior to the Closing Date, neither the Company nor the Shareholders shall make any disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement unless previously approved by ITC in writing. ITC agrees to keep the Company and the Shareholders apprised in advance of any disclosure of the subject matter of this Agreement by ITC.

               IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                        INDUSTRIAL TRAINING CORPORATION


                        By:  /S/ JAMES H. WALTON
                             ------------------------------------------
                             James H. Walton, Chief Executive Officer



                        ITC ACQUISITION CORP.


                        By:  /S/ FRANK A. CARCHEDI
                             ------------------------------------------
                             Frank A. Carchedi, President


                        ANDERSON SOFT-TEACH


                        By: /S/ WARREN E. ANDERSON
                            ------------------------------------------
                            Warren E. Anderson, President